HINCKLEY
ALLEN

20 Church Street
Hartford, CT 06103-1221
p: 860-725-6200 f: 860-278-3802
hinckleyallen.com

November 12, 2015

United Financial Bancorp, Inc.
45 Glastonbury Boulevard
Glastonbury, CT 06033

Re: United Financial Bancorp, Inc.
Registration Statement on Form S-8

Dear Ladies and Gentlemen:

We have acted as counsel for United Financial Bancorp, Inc., a Connecticut corporation (the "Company"), in connection with the Registration Statement on Form S-8 being filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to an aggregate of 4,050,000 shares of Common Stock, no par value per share, of the Company (the "Shares") to be issued by the Company pursuant to the Company's 2015 Omnibus Stock Incentive Plan, as amended, to employees, officers, and directors of the Company, the form of which is attached as an exhibit to the Registration Statement (the "Plan").

In so acting, we have examined, and relied as to matters of fact upon, the originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and Bylaws of the Company, and such other certificates, records instruments and documents, and have made such other and further investigations, as we have deemed necessary or appropriate to enable us to express the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, we are of the opinion that upon issuance and delivery by the Company of the Shares pursuant to the Plan, and, if applicable, the payment of the exercise price of any options awarded thereunder and in accordance with the terms of the Plan, in cash or other consideration, the Shares issued will be legally issued, fully paid and non-assessable.

The issuance of the Shares is subject to the continuing effectiveness of the Registration Statement and the qualification, or exemption from registration, of such Shares under certain state securities laws.

▶ ALBANY ▶ BOSTON ▶ CONCORD ▶ HARTFORD ▶ NEW YORK ▶ PROVIDENCE

HINCKLEY, ALLEN & SNYDER LLP, ATTORNEYS AT LAW

United Financial Bancorp, Inc. November 12, 2015 Page 2 This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Very truly yours, ts} Hinckley, Allen & Snyder, LLP I> ALBANY ~ BOSTON Ii> CONCORD II> HARTFORD I>- NEW YORI< ... PROVIDENCE HINCKLEY. ALLEN s SNYDER LLP, ATTORNEYS AT LAW 55335360 vi